Allowable Cattle Types

There are certain types/kinds of cattle that are not allowed on the USPB grids for conventionally raised cattle. This is not a new policy; however, it is good to review the policy so that all USPB producers are aware of it.

Cattle that are too big, long, tall, large framed negatively affect the efficiency of plant operations, risk employee safety and are a food safety concern if the head of the carcass drags on the floor. This can also affect exportable product eligibility in some cases. Furthermore, cattle can become too large to fit in the single-file alley to enter the plant at the knock box area. The hip height for beef cattle is limited to 58 inches.

Intact bulls and cows are not allowed. National Beef plants operate under USDA inspection for food safety as fed beef plants. Other plants that harvest cull cows and bulls must operate at a much slower chain speed and be staffed with more USDA inspectors. This is because older animals are more likely to have health issues or food safety concerns when they are culled. Because of this USDA requirement, if these types of animals are harvested at a fed beef plant, it puts the plant at risk of being shut down and reclassified as a “cow” plant until additional inspectors can be assembled and then must run at a significantly slower chain speed.

Cows are generally considered those that exhibit traditional cow characteristics. This includes udder development and therefore can include a young cow or heiferette that has recently calved.

Dairy breed cattle are not allowed on USPB grids. Not only do they have significantly lower carcass yield of sellable product (as a percentage of the carcass weight), but they also have significantly different shape to the ribeye muscle, middle meat cuts and other various primal cuts of the carcass which are not preferred by National Beef’s customers.

Poor quality cattle that do not fit a typical fed beef operation would include those that have longer horns, are not thrifty (too thin) or too young or excessively small. Cattle with longer horns are a problem when moving the cattle up the individual animal alley entering the plant. If those animals were to get stuck, it could shut down the plant until that animal can be removed.

Poor quality cattle are also a problem because they tend to produce carcasses with lower sellable yield (as a percentage of carcass weight) and are more prone to other defects. Therefore, this makes it challenging to market product from these types of cattle and is definitely not the goal of the USPB grid program.

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Fiscal Year 2015 Annual
Meeting in Dodge City

Mark your calendar for U.S. Premium Beef’s fiscal year 2015 annual meeting, which will held at the United Wireless Arena & Conference Center in Dodge City, Kansas on Thursday, March 24, 2016. The format for the meeting has changed to a one-day program. We will now have a late afternoon business meeting, followed by a reception and dinner. Dr. Barry Flinchbaugh, from Kansas State University, will be the featured speaker at the business meeting. Dr. Flinchbaugh is a professor emeritus in the Department of Agricultural Economics.

Watch upcoming issues of the UPDATE for more information about the annual meeting. We look forward to seeing you March 24, 2016 in Dodge City. ♦

Company Files Third Quarter Results

U.S. Premium Beef has closed its financial records for the third quarter of fiscal year 2015 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended September 26, 2015, USPB recorded a net loss of $5.3 million compared to net income of $3.5 million during the same period in the prior fiscal year. The net loss in the third quarter brought our year-to-date loss to $13.0 million, which was $11.5 million higher than the loss incurred during the same period in the prior year. The losses incurred in both periods are primarily the result of losses incurred by National Beef. Although

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Did You Know

✓USPB Unitholders and Associates can use discount code “USPB15” for a 15% discount when ordering from the Kansas City Steak Company. Orders can be placed at www.kansascitysteaks.com or by calling 1-888-527-8325.

✓Unitholders who want information on becoming a candidate for USPB’s Board should contact our office at 866-877-2525. Applications are due December 25, 2015.

✓USPB has delivery rights available to lease. If you are in need of delivery rights, please call our office. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Company Files Third Quarter Results...	continued from page 1

USPB recognized losses in both periods, we continue to closely manage our operating expenses, which were lower in both periods. Despite the losses incurred, USPB’s balance sheet remains strong, which will enable us to weather the challenges the beef industry is facing as it continues to work through a tough margin environment. ♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested from 11/1/15 to 11/28/15
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.14	64.89
Prime	5.97	8.90
CH & PR	84.65	89.39
CAB	24.33	26.26
BCPR	19.51	19.32
Ungraded	0.91	0.78
Hard Bone	1.14	0.69
YG1	8.80	7.55
YG2	31.29	29.47
YG3	39.75	41.98
YG4	16.90	18.09
YG5	3.27	2.90
Light Weight	0.20	0.09
Heavy Weight	5.13	3.07
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$29.65	$38.56
Yield Benefit	$17.32	$40.91
Yield Grade	-$6.96	-$7.04
Out Weight	-$7.60	-$4.44
Natural	$5.28	$19.19
Total Premium	$37.69	$87.18
Allowable Cattle Types…	continued from page 1

Cattle born in Mexico or Canada are currently not allowed at National Beef plants. National Beef plants are only approved to slaughter cattle that were born and raised in the US. If slaughtered, all affected carcasses and associated offal would have to be condemned.

If an animal is considered non-ambulatory at the plant, this animal must be euthanized in the cattle pens per USDA regulations. Non-ambulatory cattle cannot be harvested under USDA regulations due to the risk of Bovine Spongiform Encephalopathy, or BSE. The USDA veterinarian in charge is responsible for viewing all animals to ensure they are ambulatory. Even if an animal that passes inspection and then becomes injured or develops difficulty walking, it is a risk for moving up the single file ramp to enter the plant without going down and stopping the flow of cattle into the plant.

Animals fitting any of these descriptions are subject to either be returned to the feedyard or euthanized in the cattle pens and sent to rendering and would therefore have zero value to the producer. Therefore, if there is a question as to whether an animal would be considered to be in any of these categories, it would be best not to ship it. ♦

USDA’s Choice/Select Spread